Exhibit 99.1

Allied Nevada Provides Updated Hycroft Scoping Study With Expected Annual

Production of 610,000 Ounces of Gold and 27.0 Million Ounces of Silver

Average Cost of Sales is Expected to be Approx. $350 Per Ounce of Gold Sold

September 8, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to provide an updated milling scoping study1 which envisions a 174,000 ore ton per day (“tpd”) milling and heap leach operation (see previous scoping study in the press release dated April 5, 2010). This updated scoping study concludes that average annual production of approximately 610,000 ounces of gold and 27.0 million ounces of silver (or approximately 1.1 million ounces of gold equivalent) could be produced from the combined 100,000 tpd milling operation and 74,000 tpd heap leach operation. Annual cost of sales2 is expected to average approximately $350 per ounce of gold sold (after silver byproduct credit).

“This mine is expected to support an operation with a much greater production profile than was originally presented in the April scoping study,” commented Scott Caldwell, President and CEO of Allied Nevada. “We believe the option presented here represents an achievable, realistic view given the significant size of the resource at Hycroft. Management expects that ongoing drilling should continue to expand the resource, which could further improve the robust economics of this project. If this project is developed as outlined in the scoping study, Hycroft has the potential to be among the largest gold mining operations in the world.”

The updated sulfide scoping study, prepared by Scott E. Wilson Consulting, Inc., outlines an initial development scenario for the large oxide and sulfide resource at Hycroft. In August, Allied Nevada announced measured and indicated resources of 8.0 million ounces of gold and 259.2 million ounces of silver (573 million tons grading 0.014 opt Au and 0.45 opt Ag). Life of mine production in this scoping study is 7.2 million ounces of gold and 318 million ounces of silver.

The study suggests that the most economic mining method is a large scale bulk tonnage open pit mining operation. Lower grade oxide mineralization would be processed as run of mine heap leach material and higher grade oxide mineralization along with sulfide mineralization would be

[1]

The scoping study relates to the economic potential of the sulfide mineralization at the Hycroft property and is not part of, and should be distinguished from, the current oxide mining operation. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The reader is cautioned that a scoping study is very preliminary in nature and accordingly subject to a high degree of uncertainty. A preliminary and/or definitive feasibility study will be required to further evaluate project economics.

[2]

“Cost of sales per ounce of gold sold” is a non-GAAP measure. We believe the measure, along with sales, to be a key indicator of a company’s ability to generate operating earnings and cash flow from its mining operations. Costs of sales per ounce of gold sold presented do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other mining companies. It should not be considered isolation as a substitute for measures of performance prepared in accordance with GAAP.

processed at the 100,000 tpd milling facility. The estimated capital cost is expected to be $1.1 billion for the milling and flotation process facility, additional leach pads, mining equipment and other ancillary infrastructure. The milling facility would be comprised of two or three lines, with each consisting of a primary crusher, semi-autogenous grinding mill, two ball mills and a flotation circuit and may be implemented in stages in order to manage capital expenditures over the first few years of the project. Metallurgical testing suggests that a sulfide concentrate ratio of 20:1 can be achieved using this process. It is projected that the expanded project would, on average, produce approximately 5,000 tons of concentrate per day, containing approximately 1,400 ounces of gold and 78,000 ounces of silver. Although it is currently anticipated that the concentrate would be shipped off-site for final processing, management continues to review options for constructing an on-site oxidation circuit. The annualized mining rate is expected to be approximately 136 million tons, including approximately 59 million tons of ore and approximately 77 million tons of waste.

Recently received metallurgical test results for milling higher grade oxide ore are based on eight composite samples and indicate that recoveries of 84.0% for gold and 65.6% for silver may be achieved. The highest test results were from the Vortex and Brimstone areas, where the majority of the oxide mineralization is located. These results, combined with previously released recoveries of 88.0% for gold and 86.0% for silver from sulfide flotation tests using a coarse grind and cyanidation of the tailings, indicate that overall average mill recoveries are expected to be 87.2% for gold and 81.7% for silver.

Based on current performance of the heap leach pad, heap leach recoveries of gold and silver from run of mine oxide ore in the scoping study are assumed to be 56.6% and 12.0%, respectively. For the purposes of the updated scoping study, it is assumed that all oxide mineralization that is placed on the heap leach pads is run of mine.

Sulfide content of the cleaner concentrate is approximately 25%. Previous Standard Bond ball mill work index (BWi) testing established a moderate BWi of 15.6 kWh/t. Previous mineralogy tests indicate that key sulfides are pyrite and marcasite with the main silver minerals being pyrargyrite, comprised of pyrite, antimony and sulphur, occurring mainly as liberated grains. The high pyrite/marcasite mass content of the sulfide mineralization would produce an exothermic reaction in pressure oxidation, roasting and smelting plants. This reaction has shown in similar operations to reduce the energy and fuel required to operate these plants, reducing overall process costs.

Management does not anticipate the need to issue equity to finance this project. Management believes that financing options for the project include existing cash, future operational cash flows, equipment leases, selling all or a portion of the anticipated silver production and project financing.

Operating and capital costs used to develop this scoping study were based on industry standard capital and operating cost data for similar sized mining, milling and flotation processes. Utilizing the capital and operating costs developed for this study, current metallurgical test work related

Updated Milling Scoping Study | 2

to the mineralization, a gold price of $800 per ounce and a silver price of $14.00 per ounce, the study indicates that the sulfide project has a NPV of approximately $890 million at a 6% discount rate, a pre-tax IRR of 24% and pays back the initial project capital in 2.9 years.

The Company believes, and it is the opinion of Scott E. Wilson Consulting, Inc., that the favorable result of the Hycroft sulfide scoping study warrants the continuation of work and expenditures on the project. Management intends to perform additional drilling and metallurgical work in order to upgrade inferred resources, which may continue to improve the parameters of the project. Management estimates that a feasibility study related to the sulfide measured and indicated resources can be completed by mid-2011. The estimated cost to complete the feasibility study over the next 12 to 18 months is $25 million, of which $15 million will be directed towards drilling and assaying and the remainder will be spent on metallurgical test work, environmental studies, mine and plant engineering.

The project described in the scoping study will require federal and state environmental permits and a site wide Environmental Impact Statement (“EIS”). Preliminary work required for the EIS, such as base line water sampling and archeology surveys, began late in 2009. The scoping study assumes receipt of all required state and federal permits to construct and operate the sulfide mine and plant in three years. Management believes that construction and commissioning of the plant may take two years.

Allied Nevada will file a National Instrument 43-101 compliant technical report encompassing the recently announced mineral reserve and resource update, which will include further details on the updated scoping study including risks and uncertainties associated with this scenario.

Mr. Scott E. Wilson, AIPG Certified Professional Geologist #10965, is Allied Nevada’s Independent Qualified Person as defined under National Instrument 43-101. He has prepared the technical information and has reviewed and approved the contents of this news release.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing, costs and outcome of engineering studies; expectations regarding the conclusions of the Sulfide Scoping Study and testwork and the Company’s projections as a result thereof; expectations regarding potential growth opportunities and the timing, benefits and costs associated with the implementation of an accelerated oxide mining plan at Hycroft; expectations regarding sulfide mineralization at Hycroft and the Company’s sulfide development plan; reserve and resource estimates; cost estimates and estimates of gold and silver grades and production; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the timing and rate of mining at Hycroft; expectations regarding the milling facility; expectations regarding our capital requirements, our ability to fund our development plans and operations and the manner of such funding; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied

Updated Milling Scoping Study | 3

Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

The technical contents of this news release have been prepared and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated April 1, 2010 and filed with SEDAR at www.sedar.com.

The scoping study discussed above is based on measured, indicated and inferred resources and is preliminary in nature. Accordingly, the scoping study is subject to a high degree of uncertainty. The scoping study includes mineral resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty the scoping study will be realized. The reader is cautioned that the economic analysis on the Hycroft sulfide deposit is not part of the current mine plan and does not form part of the existing feasibility study on the current project. A preliminary feasibility or definitive feasibility study on the Hycroft sulfide deposit will be required to evaluate future economics.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Updated Milling Scoping Study | 4

Scoping Study – Key Operating and Financial Parameters

LOM production
Oxide Ore Tons Mined – Heap Leach	303,246,082
Oxide Ore Tons Mined – Mill	64,983,870
Sulfide Ore Tons Mined – Mill	319,666,100
Pre-strip Overburden	85,000,000
Total Waste Tons Mined	1,070,000,000

Total Tons	1,757,896,052

Strip Ratio	1.56
Cont Ounces Au, Oxide	3,635,000
Cont Ounces Au, Sulfide	4,911,000
Cont Ounces Ag, Oxide	163,266,000
Cont Ounces Ag, Sulfide	266,504,000
Ounces AuEq	16,066,975
Stockpile Sulfide Feed from Oxide Plan	27,000,000
Average Annual Production (including Stockpile)
Mine Life	13
Plant Life	12
Ore Tons Mined, Heap Leach	25,786,231
Ore Tons Mined, Mill	32,708,331
Waste Tons Mined	77,194,357

Total Tons Mined (not including pre-strip)	135,688,920

Mining Rate, tpd	371,750
Ore Tons Processed, Heap Leach	25,786,231
Ore Tons Processed, Mill (including stockpile)	35,004,249
Recovered Heap Leach Ounces Au	123,211
Recovered Mill Ounces Au	486,925
Recovered Heap Leach Ounces Ag	496,388
Recovered Mill Ounces Ag	26,530,282

Total Recovered Ounces Au	610,136

Total Recovered Ounces Ag	27,026,670

Recovered Ounces AuEq	1,083,103
Capital Cost (millions)
Mill, Tailings Facility and Leach Pads	$883.6
Additional Mine Equipment	$214.0
Other	$20.0

Total Capital	$1,117.6

Operating Costs
Mining Cost per Ton	$1.29
Milling Cost per Ton	$7.65
Transportation of Concentrate	$20.00
Oxidation of the Concentrate	$21.93
Concentrate Ratio	20:1
Heap Leach Cost per Ton of Ore	$1.40
G&A per Ton of Ore	$0.20
Mill Au Grade (opt)	0.016
Mill Ag Grade (opt)	0.952
Mill Au Recovery	87.2%
Mill Ag Recovery	81.7%
Heap leach Au Grade (opt)	0.008
Heap leach Ag Grade (opt)	0.160
Heap leach Au Recovery	56.6%
Heap leach Ag Recovery	12.0%
Cost of sales per ounce of gold sold (after silver byproduct credit) ($/Oz)	$348.79

*	The scoping study assumes 350 working days in a year.

Updated Milling Scoping Study | 5